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                            FORM OF

                         AGREEMENT FOR

                    FLEMING COMPANIES, INC.

              EXECUTIVE PAST SERVICE BENEFIT PLAN


                                              -------------------
                                                      PARTICIPANT

                                              -------------------
                                                             DATE
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                 AGREEMENT FOR FLEMING COMPANIES, INC.
                  EXECUTIVE PAST SERVICE BENEFIT PLAN

          THIS AGREEMENT FOR FLEMING COMPANIES, INC. EXECUTIVE PAST SERVICE BENEFIT PLAN (the "Agreement") is made as of the ____ day of _________, ____ by and between _________________, an individual (herein referred to as the "Participant") and FLEMING COMPANIES, INC. (the "Company") with respect to the following:

          WHEREAS, the Company has adopted that certain non-qualified deferred compensation plan known as "Fleming Companies, Inc. Executive Past Service Benefit Plan" (the "Plan"); and

          WHEREAS, the Plan was established by the Company for the purpose of providing supplemental retirement income under a nonqualified plan of deferred compensation for a select group of key management Associates of the Company; and

          WHEREAS, the Participant was formerly a participant in the Amended and Restated Supplemental Retirement Income Plan of Fleming Companies, Inc. and Its Subsidiaries (the "Prior Plan") which was terminated as to the Participant effective November 1, 1997; and

          WHEREAS, at the time of the termination of the Prior Plan the Participant had not accrued any benefit nor was he vested in any rights under the Prior Plan; and

          WHEREAS, the Company in recognition of the Participant's past and future services with the Company has selected the Participant for participation in the Plan by establishing for him a Past Service Benefit as provided herein which will be paid following his termination of employment in accordance with the terms of the Plan; and

          WHEREAS, the Company and the Participant desire to enter into this Agreement to evidence the Participant's participation in the Plan and his agreement to be bound by the terms and provisions of the Plan and this Agreement.

          NOW, THEREFORE, in consideration of mutual covenants hereinafter contained, the parties hereto agree as follows. All capitalized words used in this Agreement shall have the same meaning ascribed to such terms in the Plan unless specifically denoted otherwise.

          1. THE PLAN AND THE AMOUNT OF PAST SERVICE BENEFIT. A copy of the Plan is attached hereto as Exhibit "A" and is incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the Participant's rights and those of the Company with respect to the Participant's benefits under the Plan. The Participant has been credited with

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$2,364,000 in the form of the Past Service Benefit pursuant to the terms of the Plan. The Past Service Benefit will be credited to the Account established for the Participant under the Plan and the Trust related thereto.

          2. MANNER OF PAYMENT OF PAST SERVICE BENEFIT. As of the date of this Agreement, the Participant must elect the form under which his Past Service Benefit will be paid in the future following the Participant's termination of employment under the terms of the Plan. Please check the form in which the Participant's Past Service is to be paid in the box provided below: (Please Check and Initial One Box Only)

                            OPTIONAL FORMS OF PAYMENT

          1.   [ ]  Life of Participant Only

          2.   [ ]  50% Joint Annuitant Survivor Benefit

          3.   [ ]  75% Joint Annuitant Survivor Benefit

          4.   [ ]  100% Joint Annuitant Survivor Benefit

          5.   [ ]  5 Year Period Certain

          6.   [ ]  10 Year Period Certain

          7.   [ ]  15 Year Period Certain

The actual amounts payable at retirement or death will depend upon the Participant's age and/or the age of his Beneficiary and the form of payment elected by the Participant. Refer to Exhibit "B" for a complete description of the Methods of Payment. Payments to which the Participant is entitled pursuant to the terms of the Plan will commence within 30 days following your termination of employment and will continue to be paid in accordance with the terms of the manner of payment elected by the Participant. With the consent of the Committee, and if requested by the Participant or his Beneficiary in the case of the Participant's death, the Participant or his Beneficiary may request that the Participant's Past Service Benefit be paid in any of the optional forms described above or in a single lump sum payment. See Section 10.1 of the Plan. Provided, in the event that a Participant has elected to receive his Past Service Benefit for the Life of Participant Only (Option 1 above) and such Participant dies prior to the time his benefits commence in accordance with the terms of the Plan, then, the deceased Participant's Beneficiary shall automatically receive a benefit based upon the actuarial equivalent of the Participant's Past Service Benefit, which will be paid as a 50% Joint Annuitant Survivor Benefit (Option 2 above).

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          3.  AMENDMENT OR TERMINATION.  This Agreement may be amended, altered or terminated by the Company from time to time upon notice to the Participant as provided in paragraph 12 below; provided, however, this Agreement may not be amended, modified or altered or terminated in any manner which adversely affects the Participant without the consent of the Participant.

          4. EXPENSES. The expenses of administering this Agreement shall be borne by the Company and shall not be charged against the Participant's Past Service Benefit.

          5. APPLICABLE LAW. The provisions of this Agreement shall be construed, administered and enforced according to the laws of the State of Oklahoma.

          6. NO ASSIGNABILITY. Neither the Participant, his Beneficiary, nor any other person shall acquire any right to or interest in any Past Service Benefit and accruals thereon, otherwise than by actual payment in accordance with the provisions of the Plan and this Agreement, or have any power to transfer, assign, anticipate, pledge, mortgage or otherwise encumber or alienate any rights hereunder in advance of any of the payments to be made pursuant to the Agreement or any portion thereof which is expressly declared to be nonassign able and nontransferable. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

          7. AGREEMENT DOES NOT GUARANTEE CONTINUED EMPLOYMENT OF PARTICIPANT. The execution of this Agreement by the Company and the Participant, in no way whatsoever guarantees the continuation of employment of the Participant with the Company.

          8. WITHHOLDING. The Company and the Participant shall comply with all federal and state laws and regulations respecting the withholding, deposit and payment of any income, employment or other taxes relating to any payments or rights to payments under this Agreement.

          9.  DESIGNATION OF BENEFICIARY.

              (a) The Participant, hereby designate the following individual as his Beneficiary to receive any Past Service Benefit (including any benefit to be paid to such Beneficiary as the surviving "joint annuitant" pursuant to
Section 2 hereof) payable to the Participant under this Agreement or the Plan in the event of the Participant's death:

Name                     Address                    Relationship

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               (b)  The Participant understands that during his lifetime, the
Participant may at any time change the Beneficiary designated herein by delivering to the Committee a new designation of a Beneficiary executed by the Participant and the Committee.

          10. RELATIONSHIP BETWEEN AGREEMENT AND PLAN. This Agreement has been entered into by and between the Company and the Participant in accordance with and pursuant to authority granted to the Committee pursuant to the terms and provisions of the Plan. IN THE EVENT THAT THERE DEVELOPS A CONFLICT BETWEEN THIS AGREEMENT AND THE TERMS AND PROVISIONS OF THE PLAN, THE TERMS AND PROVISIONS OF THE PLAN, AS INTERPRETED BY THE COMMITTEE IN ITS SOLE DISCRETION, SHALL CONTROL AND BE FINAL AND CONCLUSIVE.

          11. LIMITATION ON PAYMENT OF BENEFITS. The payment of the Past Service Benefit as provided in this Agreement shall accrue and be payable to the Participant or his Beneficiary, as the case may be, only at such times and upon the occurrence of such conditions as heretofore described. In no event whatsoever shall the Participant or his Beneficiary have any right, claim, or interest of any kind whatsoever in any future payments of such Past Service Benefit and such payments shall accrue and be payable only on a monthly basis as provided hereinabove.

          12. NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as either party may provide to the other party by notice in accordance with this paragraph 12:

if to the Company:

          Fleming Companies, Inc.
          6301 Waterford Blvd.
          Oklahoma City, OK  73126
          Attn:  Larry A. Wagner
                 Senior Vice President -
                 Human Resources
          Facsimile:  (405) 840-7226

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if to the Participant:



          13. AGREEMENT SUPERSEDES ALL OTHER BENEFITS AND RELEASE OF CLAIMS. Effective as of the date of the execution and delivery of this Agreement, this Agreement shall supersede and replace any and all other agreements entered into by and between the Company or any Subsidiary and the Participant with respect to the providing of supplemental retirement benefits on a nonqualified basis pursuant to the Prior Plan which was terminated by the Company effective November 1, 1997. The Participant agrees that as of the date of termination of the Prior Plan, he was not entitled to any benefit under the Prior Plan and any rights or interest in the Prior Plan were subject to total forfeiture as of November 1, 1997. Further, recognizing that the Participant has been selected by the Committee to participate in this Plan and the Fleming Companies, Inc. Executive Deferred Compensation Plan, both of which may provide substantial benefits to the Participant, the Participant hereby releases the Company, its officer, directors, agents and assigns from any and all obligations under the Prior Plan and agrees that the Participant will not bring any action, claim or demand of any kind whatsoever with respect to any benefits to which the Partici-pant would have otherwise been entitled had the Participant continued partici-pating in the Prior Plan.

          14. BENEFIT SUBJECT TO CLAIMS OF CREDITORS. The Participant and his Beneficiary shall not have any interest in any particular assets of the Company, its parent, if applicable, or any Subsidiary by reason of the right to receive a benefit under the Plan or this Agreement, and the Participant and his Beneficiary or any other person shall have only the rights of a general unsecured creditor of the Company, its parent, if applicable, or a Subsidiary with respect to any rights under the Plan or this Agreement.

          15. EFFECTIVE DATE. This Agreement shall be effective from and after the day and year first above written.

          DATED the day and year first above written.

                                 FLEMING COMPANIES, INC., an Oklahoma
                                 corporation


                                 By
                                    --------------------------------------
                                    Larry A. Wagner, Senior Vice
                                    President-Human Resources

                                                "COMPANY"

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                   ----------------------------------------


                                  ----------------------------------------

                                               "PARTICIPANT"





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                                EXHIBIT "B"

                  DESCRIPTION OF OPTIONAL FORMS OF PAYMENT

OPTION 1 - Life of Participant Only:

A Past Service Benefit will be paid for the Participant's life only. Upon the Participant's death, all payments of Past Service Benefit shall cease.

OPTION 2 - 50% Joint Annuitant Survivor Benefit:

A reduced amount of Past Service Benefit will be paid to Participant for the Participant's life, then, at the Participant's death 50% of such amount shall be paid to the Participant's surviving Beneficiary. In the event that the Participant's surviving Beneficiary has predeceased Participant, or should otherwise die after the Participant's death, then no further payments will be paid under OPTION 2 or this Agreement.

OPTION 3 - 75% Joint Annuitant Survivor Benefit:

A reduced amount of Past Service Benefit will be paid to Participant for the Participant's life, then, at the Participant's death 75% of such amount shall be paid to the Participant's surviving Beneficiary. In the event that the Participant's surviving Beneficiary has predeceased Participant, or should otherwise die after the Participant's death, then no further payments will be due under OPTION 3 or this Agreement.

OPTION 4 - 100% Joint Annuitant Survivor Benefit:

A reduced amount of Past Service Benefit will be paid to Participant for the Participant's life, then, at the Participant's death 100% of such amount shall be paid to the Participant's surviving Beneficiary. In the event that the Participant's surviving Beneficiary has predeceased Participant, or should otherwise die after the Participant's death, then no further payments will be due under OPTION 4 or this Agreement.

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OPTION 5 - 5 Year Period Certain:

A reduced amount of Past Service Benefit will be paid for a period of 5 years certain. After the expiration of such 5 year period, payments shall then continue for the Participant's life in the same amount. In the event of the Participant's death during the 5 year period certain, then, the balance of such payments due only during such 5 year period will be paid to the Participant's surviving Beneficiary. After the expiration of such 5 year period, then all payments shall cease. In the event of the expiration of such 5 year period, and Participant die, then, no further benefits will be paid under OPTION 5 or this Agreement.

OPTION 6 - 10 Year Period Certain:

A reduced amount of Past Service Benefit shall be paid for a period of 10 years certain. After the expiration of such 10 year period, payments shall then continue for the Participant's life in the same amount. In the event of the Participant's death during the 10 year period certain, then, the balance of such payments due only during such 10 year period will be paid to the Partic-ipant's surviving Beneficiary. After the expiration of such 10 year period, then all payments shall cease. In the event of the expiration of such 10 year period, and Participant die, then, no further benefits will be paid under OPTION 6 or this Agreement.

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OPTION 7 - 15 Year Period Certain:

A reduced amount of Past Service Benefit shall be paid for a period of 15 years certain. After the expiration of such 15 year period, payments shall then continue for the Participant's life in the same amount. In the event of the Participant's death during the 15 year period certain, then, the balance of such payments due only during such 15 year period will be paid to the Partic-ipant's surviving Beneficiary. After the expiration of such 15 year period, then all payments shall cease. In the event of the expiration of such 15 year period, and Participant die, then, no further benefits will be paid under OPTION 7 or this Agreement.


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